Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "SPECTRUMDNA HOLDINGS, INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF JANUARY, A.D. 2008, AT 11:55 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4490313 8100

080050008

AUTHENTICATION: 6314951

DATE: 01-16-08

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:50 AM 01/16/2008
FILED 11:55 AM 01/16/2008
SRV 080050008 - 4490313 FILE

Certificate of Incorporation

of

SpectrumDNA Holdings, Inc.

FIRST: The name of the Corporation is **SpectrumDNA Holdings, Inc.**

SECOND: Its registered office and place of business in the State of Delaware is to be located at 615 South DuPont Highway in the City of Dover, County of Kent, Delaware 19901. The Registered Agent in charge thereof is NATIONAL CORPORATE RESEARCH, LTD.

THIRD: The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is 110,000,000 of which 100,000,000 shares with a par value of $0.001 each shall be Common Stock and of which 10,000,000 shares with a par value of $0.001 each shall be Preferred Stock. The Board of Directors of the Corporation is authorized to the full extent now or hereafter permitted by the laws of the State of Delaware to provide for the issuance from time to time in one or more series of any number of shares of Preferred Stock, and, by filing a certificate pursuant to the Delaware General Corporation Law, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights, and the qualifications, limitations and restrictions of each such series."

FIFTH: No owner or holder of a security of the Corporation shall be entitled as a matter of right to purchase or receive any security of the Corporation now or hereafter authorized except as and to the extent that the Board of Directors in its absolute discretion may determine. Any security of the Corporation may be disposed of by the Corporation to such persons and upon such terms as may be specified by the Board of Directors or as may be specified pursuant to authority granted by the Board of Directors. The word "security" means a share of any class, any evidence of indebtedness, any right to purchase or receive any such share or evidence of indebtedness or any instrument convertible into or containing a right to purchase or receive any such share or evidence of indebtedness, or, without limiting the generality of the foregoing, any instrument commonly known at the time as a "security."

SIXTH: The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be, from time to time, designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

SEVENTH: In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, provided that any By-Laws made, amended or repealed by the Board of Directors

may be amended or repealed, and any By-Laws may be made, by the stockholders of the Corporation.

EIGHTH: No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors, officers or partners, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors, or committee thereof, which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if the contract or transaction has been authorized, approved or ratified in the manner provided in the General Corporation Law of Delaware for authorization, approval or ratification of contracts or transactions between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors, officers or partners, or have a financial interest.

NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provision of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH: Elections of members to the Board of Directors need not be by written ballot unless the By-Laws of the Corporation so provide.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH: The name and mailing address of the incorporator is:

David M. Kaye, Esq.
c/o Kaye Cooper Fiore Kay & Rosenberg, LLP
30A Vreeland Road, Suite 230
Florham Park, New Jersey 07932

THIRTEENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented from time to time.

FOURTEENTH: The Corporation shall, to the fullest extent permitted by Section145 of the Delaware General Corporation Law, as the same may be amended and supplemented from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Signed on January 16, 2008

David M. Kaye
Sole Incorporator